UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 17, 2006

Center Financial Corporation

(Exact name of Registrant as specified in its charter)

Commission file number: 000-50050

California	52-2380548
(State of Incorporation)	(IRS Employer Identification No)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010

(Address of principal executive offices)

(213) 251-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8: Item 8.01. Other Events

On October 17, 2006, Center Financial Corporation, the holding company of Center Bank, announced that President and Chief Executive Officer (Paul) Seon-Hong Kim, 62, will not seek renewal of his employment contract, which will expire August 31, 2007, and has agreed to step down upon the appointment of a new chief executive officer. The board of directors has established a CEO Selection Committee to develop a succession plan in order to effect a smooth leadership transition and has engaged the firm of Chrisman & Company, Inc. to advise the company in the selection of a new executive.

“It has been my honor to serve as president and chief executive officer of Center Financial Corporation and Center Bank over the past eight years,” said Kim. “I credit the achievements that Center Bank has made during my tenure to the dedicated efforts of each and every member of the Center Bank team, as well as to the guidance of the board of directors. While it is sad to think of leaving the company and the day-to-day collaboration with my colleagues, I firmly believe that it is the prudent step to take at this time to attract the right leadership for the continued growth and development of our organization.”

Chairman of the Board of Directors Peter YS Kim said, “On behalf of the company, shareholders and employees, I want to thank Paul for his leadership and service over the past eight years. We appreciate Paul’s dedication to the company, his willingness to participate in the CEO Selection Committee and his commitment to continue in his current position until the board is able to appoint a new chief executive officer in order to effect a smooth transition.”

David Z. Hong, a founding director who currently serves as the chairman of the Audit Committee, will chair the CEO Selection Committee.

Section 9: Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

99.1	n/a

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

Date: October 19, 2006	/s/ Patrick Hartman
Center Financial Corporation Patrick Hartman Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	n/a